UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. ___)

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     14a-6(e)(2))
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                          RIVIERA HOLDINGS CORPORATION
                 -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

              -------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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         On August 23, 2006, Riviera Holdings Corporation issued the following press release:

                          Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                               Las Vegas NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                              www.rivierahotel.com



FOR FURTHER INFORMATION:


AT THE COMPANY:                                  INVESTOR RELATIONS CONTACT:
CONTACT:
Mark Lefever, Treasurer and CFO                  Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                             (208) 241-3704 Voice
(702) 794-9442 Fax                               (208) 232-5317 Fax
Email:  mlefever@theriviera.com                  Email:   BetsyT@cableone.net

FOR IMMEDIATE RELEASE:

        RIVIERA HOLDINGS CORPORATION  ANNOUNCES IT HAS RECEIVED
       INSUFFICIENT INFORMATION TO EVALUATE  INTERNATIONAL GAMING &
            ENTERTAINMENT'S COMPETING TAKEOVER PROPOSAL;

          VOTE ON MERGER AGREEMENT WILL PROCEED AS SCHEDULED

          LAS VEGAS, NEVADA, August 23, 2006 - Riviera Holdings Corporation (AMEX:RIV) today announced that its board of directors has received insufficient information from International Gaming & Entertainment, LLC ("IGE") to enable the board to determine whether IGE's takeover proposal, which Riviera announced on August 8, 2006 in connection with its postponement of the shareholder vote on the merger agreement with Riv Acquisition Holdings Inc. ("RAHI"), is superior to the RAHI agreement that provides for the acquisition of all of Riviera's outstanding stock at $17 per share.

         After the August 8 announcement of IGE's proposal to acquire all of Riviera's outstanding stock at $20 per share, Riviera made a number of requests for further information from IGE's representatives in order for Riviera's board of directors to evaluate that proposal in relation to Riviera's merger agreement with RAHI. The information requests pertained to, among other things, IGE's equity investors, assurance of obtaining financing, and plans for obtaining the necessary approvals to consummate the acquisition. Thus far Riviera has not received the requested information and does not expect to receive it within the time frame necessary to decide, prior to the August 29, 2006 shareholder vote on the RAHI merger agreement, whether IGE's proposal is credible and superior to the RAHI agreement. Also, Riviera and IGE have not agreed to the terms of confidentiality agreements that would apply to the exchange of information among them and their respective representatives. Furthermore, Riviera's discussions with IGE since the August 8 announcement of IGE's competing takeover proposal have not given Riviera confidence that a further postponement of the shareholder vote on the RAHI agreement for any reasonable period of time would result in Riviera's obtaining from IGE the information needed to determine if its takeover proposal is superior.

         Consequently, Riviera will proceed with the shareholder vote on the RAHI merger agreement on August 29, 2006 at 1:00 p.m., PDT, and Riviera maintains its support for that agreement, as previously announced.

         Prior to the shareholder vote on the RAHI merger agreement, Riviera will remain open to further discussions with IGE and will make an appropriate announcement if the situation with IGE's proposal changes materially. Riviera cautions its shareholders that there is no assurance Riviera will enter into an acquisition agreement with IGE if shareholders do not approve the RAHI merger agreement.

         Riviera's merger agreement with RAHI appears in Appendix A to Riviera's proxy statement for its annual meeting of shareholders, which was filed with the Securities and Exchange Commission on July 3, 2006. Statements in this press release concerning the merger agreement are qualified in their entirety by reference to the complete merger agreement.

         About Riviera Holdings Corporation

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is listed on the American Stock Exchange under the symbol RIV.

         Forward-Looking Statements

         This news release contains "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the merger contemplated by Riviera's merger agreement with RAHI; the shareholder vote on that merger agreement and the requirement for regulatory approval of it; and Riviera's consideration of, and future actions concerning, IGE's proposal. We caution you there is no assurance that the merger with RAHI will be approved and consummated, nor is there any assurance that IGE's competing proposal will lead to a definitive agreement for an acquisition of Riviera. Moreover, even if Riviera enters into such an agreement with IGE, the acquisition might not be consummated for a variety of reasons, including the failure to obtain the requisite approvals of shareholders and regulatory authorities. Although we believe that the forward-looking statements in this news release are reasonable at the present time, future results may be materially different from what is contained in our forward-looking statements. We do not plan to update our forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.